Exhibit 99.1

Amid COVID-19 Developments, The Lovesac Company Extends Store Closures and Enhances Financial Flexibility

STAMFORD, Conn., April 1, 2020 (GLOBE NEWSWIRE) -- The Lovesac Company (Nasdaq: LOVE) today provided an update on its response to COVID-19.

Shawn Nelson, Chief Executive Officer, said, “The health and safety of our associates, customers and communities remain of utmost importance during the evolving COVID-19 pandemic and as such, we are temporarily extending our showroom closures while we continue to serve our customers through our robust e-commerce platform. We are also aggressively managing all expenses, which includes difficult decisions on headcount reductions of part time employees, working capital and capital expenditures to preserve our financial health and flexibility while also ensuring our readiness to resume full operations when conditions permit.”

Extending Temporary Showroom Closures

With the safety and well-being of its associates, customers and communities in mind, all showroom locations will remain closed until further notice. The Company will follow the guidance of local, state and federal governments, as well as health organizations, to determine when it can safely reopen its showrooms. Customers can continue to shop online at www.lovesac.com where, as always, each order ships for free and comes backed by the Company’s 60-day, risk-free, home trial.

Increasing Financial Flexibility

In response to the current business environment created by the COVID-19 pandemic, the Company is implementing multiple actions to significantly reduce expenses, working capital and capital expenditures. These include a reduction in workforce of approximately 445 part time employees (representing 57% of total company headcount) as well as a temporary reduction in executive cash compensation. Cash compensation will be reduced by 20% for Shawn Nelson, Chief Executive Officer, Jack Krause, President and Chief Operating Officer, and Donna Dellomo, Executive Vice President and Chief Financial Officer. The base salaries of all other senior management and full-time headquarter team members will be temporarily reduced by graduated amounts. The Board of Directors has also agreed to a temporary reduction of its retainer and monitoring fees and an extension of the associated payment timeline.

As of April 1, 2020, the Company had approximately $40 million in cash and $10 million in availability on its revolving line of credit and no outstanding debt on the revolver.

About The Lovesac Company

Based in Stamford, Connecticut, The Lovesac Company is a direct-to-consumer specialty furniture brand with 91 retail showrooms supporting its ecommerce delivery model. Lovesac’s name comes from its original Durafoam filled beanbags called Sacs. The Company derives a majority of its current sales from its proprietary platform called Sactionals, a washable, changeable, reconfigurable, and FedEx-shippable solution for large upholstered seating. Founder and CEO, Shawn Nelson’s, “Designed for Life” philosophy emphasizes sustainable products that are built to last a lifetime and designed to evolve with the customer’s needs, providing long-term utility and ultimately reducing the amount of furniture discarded into landfills.

Cautionary Statement Concerning Forward Looking Statements

Certain statements either contained in or incorporated by reference into this press release, other than purely historical information, including estimates, projections and statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often, but not always, made through the use of words or phrases such as “may,” “believe,” “anticipate,” “could,” “should,” “intend,” “plan,” “will,” “aim(s),” “can,” “would,” “expect(s),” “estimate(s),” “project(s),” “forecast(s)”, “positioned,” “approximately,” “potential,” “goal,” “pro forma,” “strategy,” “outlook” and similar expressions. All statements, other than statements of historical facts, included in or incorporated by reference into this press release regarding strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. These statements are based on management’s current expectations and/or beliefs and assumptions that management considers reasonable, which assumptions may or may not prove correct. We may not actually achieve the plans, carry out the intentions or meet the expectations disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors. Among the key factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are the risk of disruptions to current plans and operations, including, disease epidemics and health-related concerns, such as the current outbreak of COVID-19 (coronavirus), which could result (and, in the case of the current coronavirus outbreak, has resulted, in some of the following instances) in closed showrooms, closed factories, reduced workforces, scarcity of raw materials and other supply chain disruptions and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure, or governments impose mandatory business closures, travel restrictions or the like to prevent the spread of disease and risks related to tariffs, the countermeasures and mitigation steps that we adopt in response to tariffs and other similar issues, as well as those risks  and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at investor.lovesac.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made.

Investor Relations Contact:

Rachel Schacter, ICR
(203) 682-8200
InvestorRelations@lovesac.com